Exhibit (d)(2)

Schedule A

(As of January 16, 2026)

Funds

Series	Annual Rate of Average Daily Net Assets	Initial Board Approval Date	Shareholder Approval Date	Initial Effective Date	Termination Date

Amplify HACK Cybersecurity Covered Call ETF	0.65%	November 12, 2025	January 15, 2026	January 16, 2026	November 12, 2027